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                                                                   Exhibit 10.13



                              EMPLOYMENT AGREEMENT

         AGREEMENT (this "Agreement") between THE ESTEE LAUDER COMPANIES INC., a Delaware corporation (the "Company"), and PATRICK BOUSQUET-CHAVANNE, currently a resident of Paris, France (the "Executive").

                             W I T N E S S E T H :

         WHEREAS, the Company and its subsidiaries are principally engaged in the business of manufacturing and marketing prestige skin care, makeup and fragrance products (the "Business"); and

         WHEREAS, the Company desires to retain the services of the Executive in the capacity of President of Estee Lauder International, Inc. ("ELII"), a subsidiary of the Company, and the Executive desires to provide such services in such capacity to the Company, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment; Term.

         The Company hereby agrees to employ in its employ, and the Executive hereby agrees to enter into such employment, as President of ELII for an initial period commencing on the date that Executive notifies the Company that his undertaking such employment shall neither violate nor conflict with the terms of any agreement then enforceable regarding Executive's employment (the "Effective Date"), and ending on June 30, 2001 unless terminated sooner pursuant to Section 5 hereof (the "Term of Employment"). In no event shall the Effective Date be later than October 20 , 1998. The Term of Employment shall automatically continue for successive twelve (12) month periods commencing on July 1, 2001 and each July 1 thereafter unless, prior to December 31, 2000 or each December 31 thereafter one party shall provide to the other written notice of its election to terminate this Agreement, in which case the Term of Employment shall terminate as of the next succeeding June 30. The period commencing with the Effective Date and ending June 30, 1999 shall be the "First Contract Year" hereunder, and subsequent twelve-month periods shall be subsequent "Contract Years" hereunder.


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         2. Duties and Extent of Services.

                  (a) During the Term of Employment, the Executive shall serve as the President of ELII, a subsidiary of the Company, and, in such capacity, shall render such managerial, administrative and other services as customarily are associated with and incident to such positions, and as the Company may, from time to time, reasonably require of him consistent with such position;

                  (b) The Executive shall hold such other positions and executive offices of the Company and/or of any of the Company's subsidiaries or affiliates as may from time to time be authorized by the Board of Directors of the Company, provided that each such position shall be commensurate with the Executive's standing in the business community as President of ELII. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board of Directors of the Company shall have specifically approved such additional compensation.

                  (c) The Executive shall be a full time employee of the Company and shall exclusively devote all his business time and efforts to perform faithfully, competently and diligently to the best of his ability all of the duties required of him as President of ELII, and in the other positions or offices of the Company or its subsidiaries or affiliates required of him hereunder. Notwithstanding the foregoing provisions of this Section 2(c), the Executive may serve as a non-management director of such business corporations (or in a like capacity in other not-for-profit or profit-making organizations) as the Board of Directors or Chief Executive Officer of the Company shall approve.

         3. Compensation.

                  (a) Base Salary: As compensation for all services to be rendered pursuant to this Agreement and as payment for the rights and interests granted by Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary (the "Base Salary") during the Term of Employment as follows:

         For the First Contract Year                 $   900,000
         For the Second Contract Year                $   950,000
         For the Third Contract Year                 $ 1,000,000


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Base Salary for subsequent Contract Years, if any, shall be determined by further agreement between the parties provided, however, that the Base Salary for any Contract Year shall not be less than the Base Salary established for the preceeding Contract Year. All amounts of Base Salary provided for hereunder shall be payable in accordance with the regular payroll policies of the Company in effect from time to time.

                  (b) Incentive Bonus Compensation: During the Term of Employment, the Executive shall participate in the Company's Annual Incentive Plan (the "Bonus Plan") or in any successor incentive bonus plans or programs hereafter adopted which provide for the rendering of incentive compensation to senior officers. During the Term of Employment hereunder, the Executive's target award under the Bonus Plan (i.e., the maximum bonus which may be awarded) shall be established as follows:

         - For the period from the Effective Date through the end of the First Contract Year, the target bonus award shall be $600,000;

         - For the Second Contract Year, the target bonus award shall be $700,000, and

         - For the Third Contract Year, the target bonus award shall be $800,000.

Target bonus awards for subsequent Contract Years, if any, shall be determined by further agreement between the parties provided, however, that the target bonus award for any Contract Year shall not be less than the target bonus award established for the preceeding Contract Year. The amount of the actual bonus award to the Executive shall be calculated with reference to the attainment by the Company and by the Executive of performance goals for the relevant Contract Year, which goals shall be established by the Board of Directors of the Company upon the recommendation of the Compensation Committee thereof and after consultation with the Executive; provided, however, in the event that the actual award for the period from the Effective Date through the end of the First Contract Year shall be less than $500,000, the amount by which such award shall be less than $500,000 shall be added to the target award for the Second Contract Year as set out above.

                  (c) In addition to the amounts of base salary and bonus set out at subparagraphs 3(a) and 3(b), above, the Company shall pay to Executive a one time signing


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bonus, in the gross amount of $200,000. Such amount shall be paid as soon as practicable after the Effective Date, but in no event later than thirty days after the Effective Date.

                  (d) The Company shall loan to the Executive the principal amount of $1,000,000, as soon as practicable after the Effective Date. Such loan shall bear interest at the Intermediate Term Applicable Federal Rate as established as of the date of such loan. Such interest shall be capitalized and not paid currently. Such loan shall be forgiven in five approximately equal annual installments, each installment consisting of a portion of principal and capitalized interest outstanding, plus an amount equal to the federal, state and local income tax incurred by the executive in connection with each such event of forgiveness. The first such forgiveness shall be effective as of the last day of the First Contract Year, and an additional forgiveness shall occur as of the last day of each of the four successive Contract Years provided that the Executive shall remain in the continuous employ of the Company during the entirety of such five year period. Amounts not forgiven shall be repayable by the Executive as of the date of termination of his employment with the Company.

                  (e) Deferral: The Executive may elect to defer payment of all or any part of his bonus incentive compensation payable in accordance with
Section 3(b) hereof in respect of any Contract Year during the Term of Employment, by giving the Company written notice thereof on or before March 31 of such Contract Year. Additionally, in the event that in respect of any fiscal year of the Company any amount of Base Salary, any amount payable under the Bonus Plan or any other amount payable to the Executive hereunder or otherwise shall, either alone or in combination with other amounts payable hereunder or otherwise, result in the payment by the Company of any amount that shall not be currently deductible by it pursuant to the provisions of Section 162(m) of the Internal Revenue Code, as amended (the "Code"), or like or successor provisions (a "Non-Deductible Amount"), the Company may elect to defer the payment of the Non-Deductible Amount. Any amounts so deferred, either by election of the Executive or by election of the Company, shall be credited to a bookkeeping account in the name of the Executive as of the date scheduled for payment hereunder. Such amounts shall be credited with interest as of each June 30 during the term of deferral, compounded annually, at a rate per annum equal to the annual rate of interest announced by Citibank N.A. in New York, New


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York as its base rate in effect on such June 30, but in no event shall such rate exceed 9%. The entire amount credited to such bookkeeping account shall be paid to the Executive on a date to be chosen by the Company, but in no event later than the first anniversary of the termination of the Executive from employment with the Company. Any amount of bonus deferred by election of the Executive or the Company pursuant to this paragraph 3(e) (but not interest credits thereon) shall be considered pensionable compensation in connection with the calculation of the Executive's benefit, if any, under the Company's Retirement Growth
Account plan and Benefits Restoration Plan (the "Pension Plans") or successor plans of similar import.

                  (f) Share Incentive Plan: The Executive shall participate in the Company's Share Incentive Plan according to the terms thereof. The Company shall recommend to the Compensation Committee of the Board of Directors that the Executive be awarded 75,000 options to purchase shares of Class A Common Stock of the Company as of the Effective Date,under the terms of such Plan. Thereafter, the Company shall recommend to the Compensation Committee of the Board of Directors that Executive be awarded no fewer than 50,000 of such options as of July 1, 1999 (in respect of the Second Contract Year) and 50,000 of such options as of July 1, 2000 (in respect of the Third Contract Year).

           4. Benefits.

                  a. Standard Benefits: During the Term of Employment, the Executive shall be entitled to (i) participate in any and all benefit programs and arrangements now in effect and hereinafter adopted and made generally available by the Company to its senior officers, including but not limited to, Pension Plans, incentive savings (i.e., "401(k)) plans, contributory and non-contributory Company welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans for which the Executive shall be eligible, or may become eligible during the Term of Employment; and (ii) paid vacations during each year of the Term of Employment in accordance with the policies and procedures of the Company as in effect from time to time for its senior officers. The prior service of the Executive with the Company shall be recognized for all purposes related to the employee benefit plans of the Company, in accordance with the provisions of each such plan.


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                  (b) Additional Insurance. The Company shall provide Executive, subject to usual underwriting considerations, additional executive life insurance in the amount of $1,000,000. Executive acknowledges that this coverage, if issued, will result in the receipt by him of additional taxable income.

                  (c) Perquisites; Financial Counselling. Executive will participate in the Executive Perquisite program of the Company, and will be reimbursed amounts up during to $15,000 in respect of each full calendar year the Term of Employment for expenses qualifying under the terms of such program. Additionally, the Executive will be provided financial consulting services through a firm chosen by the Company. Executive acknowledges that participation in such programs will result in the receipt by him of additional taxable income.

                  (d) Executive Auto. The Executive will participate in the Executive Automobile program of the Company, and may elect to be provided an automobile having an acquisition value of up to $30,000. Executive acknowledges that participation in this program will result in the receipt by him of additional taxable income.

                  (e) Parking Company shall provide to Executive, at its cost, parking facilities in the General Motors Building.

                  (f) Expenses: The Company agrees to reimburse the Executive for all reasonable and necessary travel (including first class air fare), business entertainment and other business out-of-pocket expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

                  (g) Spousal Travel and Home Leave. The Executive will participate in the Spousal Travel program of the Company under the terms thereof, and additionally will be provided two round trip airfares from New York City to Paris, France for himself and his immediate family members during each full year of the Term of Employment.

                  (h) Certain Social Security Accounts. To the extent permitted by applicable law and regulation, the Company shall, at its expense, maintain contributions to the Executive's French Social Security Account, up to the generally applied limit on annual contribution amounts.


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                      (i) Relocation Assistance. The Company shall reimburse to
the Executive the reasonable actual cost of freightage (including customs imposts, if any) of household goods from Paris, France to New York City, and the actual cost of air transport for the Executive and his family undertaken in connection with his relocation to New York. Additionally, the Company shall provide temporary living expenses for the Executive and his family in the New York area for a period not to exceed three (3) months. Other than as set out in this subparagraph 4(h), the Company shall have no obligation to Executive with respect to his relocation, or his acquisition of a principal residence in the New York area.

         5. Termination.

                  (a) Permanent Disability. In the event of the "permanent disability" (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the Executive shall be entitled (i) to receive any amounts or benefits to which the Executive may otherwise have been entitled but for the Executive's permanent disability prior to the effective date of termination, (ii) to be paid his Base Salary as established under Section 3(a) hereof for a period of one (1) year from the effective date of termination; provided, however, that the Company shall only be required to pay that amount of the Executive's Base Salary which shall not be covered by long-term disability payments, if any, to the Executive; and (iii) to any and all bonus compensation under Section 3(b) hereof prorated to the date of termination. In addition, upon termination for permanent disability, the Executive shall continue to participate in any and all pension, insurance and other benefit plans and programs of the Company during the period the Executive is continuing to receive his Base Salary in accordance with this Section 5(a). Thereafter, the Executive's rights to participate in such programs and plans, or to receive similar coverage, if any, shall be as determined under such programs. For purposes of this paragraph, "permanent disability" means any disability as defined under the Company's applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of him in accordance with his obligations under Section 2 hereof


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for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.

                  (a) Death. In the event of the death of the Executive during the Term of Employment, this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to pay the Executive's beneficiary or legal representative (i) the Executive's Base Salary as established under Section 3(a) hereof to the day on which his death occurs;
(ii) any and all bonus compensation under Section 3(b) hereof prorated to the date of death; and (iii) any other amounts to which the Executive otherwise would have been entitled but for his death.

                  (b) Termination Without Cause. The Company shall have the right, upon sixty (60) days' written notice given to the Executive, to terminate this Agreement for any reason whatsoever. In the event of termination pursuant to this Section 5(c) during the First Contract Year or the Second Contract Year, for a period of two (2) years from the date of such termination, the Executive shall be entitled as damages to (i) receive his Base Salary as established under
Section 3(a) hereof; (ii) receive bonus compensation equal to fifty percent (50%) of the average of incentive compensation bonuses previously paid or payable to the Executive under Section 3(b) hereof during the Term of Employment (or, if no such bonuses have been paid or are payable as of the date of such termination, fifty percent (50%) of the Base Salary as in effect on such date of termination); and (iii) participate in all pension, insurance and other benefit plans, programs or arrangements, on terms identical to those applicable to full term senior officers of the Company. In the event of termination pursuant to this Section 5(c) at any time thereafter, for a period of one (1) year from the date of such termination , the Executive shall be entitled as damages to (i) receive his Base Salary as established under Section 3(a) hereof; (ii) receive bonus compensation equal to fifty percent (50%) of the average of incentive compensation bonuses previously paid or payable to the Executive under Section 3(b) hereof during the Term of Employment (or, if no such bonuses have been paid or are payable as of the date of such termination, fifty percent (50%) of the Base Salary as in effect on such date of termination); and (iii) participate in all pension, insurance and other benefit plans, programs or arrangements, on terms identical to those applicable to full term senior officers of the Company.


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In the event of termination pursuant to this Section 5(c), the Executive shall not be required to mitigate his damages hereunder.

                  (c) Cause. The Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Agreement for "Cause" (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive any amounts otherwise payable pursuant to Section 3 hereof and provide the Executive any benefits to which the Executive may otherwise have been entitled prorated to the effective date of termination. The Executive's right to participate in any of the Company's retirement, insurance and other benefit plans and programs shall be as determined under such programs and plans.

                  For purposes of this Agreement, "Cause" means:

                      (i) fraud, embezzlement or gross insubordination on the part of the Executive or material breach by the Executive of his obligations under Section 6 or 7 hereof;

                      (ii) conviction of or the entry of a plea of nolo contendere by the Executive for any felony;

                      (iii) a material breach of, or the willful failure or refusal by the Executive to perform and discharge, his duties, responsibilities or obligations under this Agreement (other than under Sections 6 and 7 hereof, which shall be governed by clause (i) above, and other than by reason of disability or death) that is not corrected within thirty (30) days following written notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal; provided that if such breach, failure or refusal cannot reasonably be corrected within thirty
(30) days of written notice thereof, correction shall be commenced by the Executive within such period and may be corrected within a reasonable period thereafter; or

                      (iv) any act of moral turpitude or willful misconduct by the Executive which (A) is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries or affiliates or (B) has a material adverse impact on the business or reputation of the Company or any of its subsidiaries or affiliates (such determination to be made by the Company's Board of Directors in its reasonable judgment).


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                  (e) Termination by Executive for Material Breach. The
Executive may elect to terminate his employment after a "material breach" (as defined below) of this Agreement by the Company effective thirty (30) days after the Executive gives the Company notice of such material breach; provided, however, that such notice must be provided to the Company within five (5) days of the occurrence of such material breach; and provided, further, that such termination will not become effective if within such thirty (30) day period the Company shall have cured all such material breaches of its obligations hereunder. For purposes of this Section 5(e), a material breach shall include, but not be limited to, (i) a material reduction in the Executive's authority, functions, duties or responsibilities provided in Section 2 hereof, or (ii) the Company's failure to cause the Executive to serve in the position set forth in
Section 1 hereof for any time period in which he is entitled to so serve.

                  (f) Certain Limitations. Notwithstanding anything to the contrary contained herein, in the event that any payment received or to be received by the Executive pursuant to Section 5 hereof or otherwise (a "Severance Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code (in whole or part), the Severance Payment shall be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax.

                  (g) Effect of Termination. Upon the termination of the Executive's employment hereunder for any reason, the Company shall have no further obligations hereunder, except as otherwise provided herein. The Executive, however, shall continue to have the obligations provided for in Sections 6 and 7 hereof. Furthermore, upon such termination, the Executive shall be deemed to have resigned immediately from all offices and directorships held by him in the Company or any of its subsidiaries.

         6. Confidentiality; Ownership.

                  (a) The Executive agrees that he shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company and the businesses of any of its subsidiaries or affiliates, any "Protected Information" in any "Unauthorized" manner or for any Unauthorized purpose (as such terms are hereinafter defined).


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                      (i) "Protected Information" means trade secrets,
confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or affiliates, whether in tangible or intangible form, pertaining to the Business of the Company or the businesses of any of its subsidiaries or affiliates, including, but not limited to, research and development operations, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, formulas, techniques, machinery, contracts, financial information or measures, business methods, business plans, details of consultant contracts, new personnel acquisition plans, business acquisition plans, customer lists, business relationships and other information owned, developed or possessed by the Company or its subsidiaries or affiliates, except as required in the course of performing duties hereunder; provided that Protected Information shall not include information that becomes generally known to the public or the trade without violation of this Section 6.

                      (ii) "Unauthorized" means: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates;
(B) otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company or any of its subsidiaries or affiliates empowered to issue such instruction or directive; or (D) in contravention of any duty existing under law or contract. Notwithstanding anything to the contrary contained in this Section 6, the Executive may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law; provided that the Executive shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

                  (b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the Business or planned

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business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Term of Employment (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company in consideration of the payments set forth in Section 3(a) hereof, all of his right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters, patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the Business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term of Employment.

                  (c) The provisions of this Section 6 shall, without any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

         7. Covenant Not to Compete.

         Subject to the next to last sentence of this Section 7, the Executive agrees that during the Term of Employment and for a period of one (1) year commencing upon the expiration or termination of the Executive's employment hereunder (the "Non-Compete Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

                  (a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate her


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or his employment with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this Section 7(a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six (6) months preceding any solicitation in question); or (b) directly or indirectly engage, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Company's Business or the businesses of its subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of the Executive's employment hereunder; provided, however, that nothing in this
Section 7(b) shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any of its subsidiaries or affiliates, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent, at the time of acquisition, not more than 3% of the aggregate voting power of such business enterprise. During the Non-Compete Period, the Company may, at its election, pay or cause to be paid to the Executive his Base Salary under Section 3(a) hereof for that portion of the Non-Compete Period during which the Executive is required to comply and does comply with the provisions of this Section 7.

         8. Specific Performance.

         The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the businesses of its subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 6 or 7 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Section


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6 or 7 hereof specifically enforced by any court having equity jurisdiction.
Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

         9. Deductions and Withholding.

         The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.


         10. Entire Agreement.


         This Agreement embodies the entire agreement of the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         11. Waiver.

         The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

         12. Governing Law; Jurisdiction.

         This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein. Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New York located in the Borough of Manhattan of the City of New York or in a Federal court located within the


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Southern District of New York. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New York law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

         13. Assignability.

         The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Company.

         14. Severability.

         If any provision of this Agreement or any part thereof, including, without limitation, Sections 6 and 7 hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.

         If any court construes any of the provisions of Section 6 or 7 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

         15. Notices.

         All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

                     The Company:

                              The Estee Lauder Companies Inc.
                              767 Fifth Avenue
                              New York, New York  10153
                              Tel:  (212) 572-4200
                              Fax:  (212) 572- 6737
                              Attn:  Senior Vice President - Human Resources


         The Executive:

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

         16. No Conflicts.

         The Executive represents and warrants to the Company that his execution and delivery of this Agreement as of the date hereof, and his performance of services under this Agreement and any other agreement to be delivered pursuant to this Agreement from and after the Effective Date hereof, will not (i) require the consent, approval or action of any other person or (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to the Executive's employment to which the Executive is a party or by which the Executive is bound or subject. The Executive hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (and such affiliates' directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including, interest, penalties and reasonable attorneys' fees, disbursements and related charges) based upon or arising out of the Executive's breach of any of the foregoing representations and warranties.

         17. Paragraph Headings.

         The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         18. Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                     THE ESTEE LAUDER COMPANIES INC.

                                     By: /s/ Andrew J. Cavanaugh
                                         ---------------------------------------
                                         Name:  Andrew J. Cavanaugh

                                                Title:  Senior Vice President -
                                                Corporate Human Resources


                                         /s/ Patrick Bousquet-Chavanne
                                         ---------------------------------------
                                         Patrick Bousquet-Chavanne


                                         Date:    September 1, 1998

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